Exhibit 10.3
Stock Option Agreement
Granted Under NxStage Medical, Inc. 2014 Omnibus Incentive Plan

1.	Grant of Option.

This agreement evidences the grant by NxStage Medical, Inc., a Delaware corporation (“Company”), to the Grantee listed below of an option to purchase shares of the Company’s Stock (“Shares”), as outlined below:

Grantee: <first_name> <middle_name> <last_name>
Shares: <shares_awarded>
Option Price per Share: <award_price>
Option Type: <award_type_code>
Grant Date: <award_date>
Final Exercise Date: 5:00 p.m. ET on <expire_date>

Except as otherwise indicated by the context, “Grantee” shall be deemed to include any person who acquires the right to exercise this option validly under its terms. If the Option Type listed above is “Non-qualified Stock Option” or “NQ,” then this option shall not be an incentive stock option as defined in Section 422 of the Code. If the Option Type listed above is “Incentive Stock Option” or “ISO,” then this option is intended to qualify as an incentive stock option as defined in Section 422 of the Code. Notwithstanding the foregoing, if the Grantee ceases to be an Employee of the Company or any corporate Subsidiary but continues to provide Service, this option will be deemed a Non-qualified Stock Option as of the date 3 months and 1 day after the Grantee ceases to be an Employee of the Company or any corporate Subsidiary. In addition, to the extent that all or part of an option intended to be an “Incentive Stock Option” exceeds the “$100,000 per year limitation” rule of Section 422(d) of the Code, the option or the lesser excess part will be deemed to be a Non-qualified Stock Option.

This option is granted in consideration of Service rendered and to be rendered by the Grantee to the Company or an Affiliate. This option is subject to the terms of this agreement, including any specific provisions for the Grantee’s country in the attached Schedule B, and the Company’s 2014 Omnibus Incentive Plan (“Plan”), a copy of which is furnished to the Grantee with this agreement. Any capitalized term that is not defined in this agreement shall have the meaning ascribed to it in the Plan.

2.	Vesting Schedule.

This option will become exercisable (“vest”) for the Shares and on the dates indicated on Schedule A to this agreement, provided that the Grantee continues to provide Service to the Company or an Affiliate on such dates and has provided Service at all times since the Grant Date.

3.	Exercise of Option.

(a)
Right of Exercise. The Grantee’s right of exercise will be cumulative so that to the extent this option is not exercised in any period to the maximum extent permissible, this option will continue to be exercisable with respect to any remaining Shares for which it is vested until this option terminates. No partial exercise of this option may be for any fractional Share or for fewer than ten whole Shares.

(b)	Form of Exercise. Each election to exercise this option must be in writing on the form specified by the Company and received by the Company at its principal office.

(c)
Payment of Option Price and Withholding Taxes. The Grantee must pay to the Company the Option Price and, if the Grantee is an Employee, all applicable federal, state, local or foreign withholding taxes required by law to be withheld in respect of this option or the Shares:

•	in cash;

•
by delivery (on a form acceptable to the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Shares and to deliver proceeds from such sale to the Company in payment of the Option Price and all applicable withholding taxes; or

•
if the Grantee is a director or officer of the Company subject to Section 16 of the Exchange Act, by tender of unencumbered shares of the Company’s Stock equal in value to the Option Price and all applicable withholding taxes.

Not all forms and methods of payment are available in every country. In addition, the Company may deduct from payments of any kind otherwise due to the Grantee the Option Price and all applicable withholding taxes in respect of this option or the Shares. The Company may, in its discretion, permit the Grantee to make alternative arrangements for payment of such amounts. The Grantee understands that the Grantee (and not the Company) shall be responsible for the Grantee’s own tax liability that may result from this investment or the transactions contemplated by this agreement.

(d)	Issued Shares. All Shares will be issued in the name of the Grantee in book entry form only.

4.	Termination - Employees and Consultants.

The termination provisions in this section apply to Grantees who are Employees of, or consultants or advisors to (excluding Outside Directors), the Company or an Affiliate as of the Grant Date.

(a)
Continuous Relationship with the Company or an Affiliate Required. Except as otherwise provided in this section, this option will terminate on the earlier of (1) the Grantee ceasing to provide Service to the Company or an Affiliate for any reason and (2) the Final Exercise Date.

(b)
Death or Disability. If the Grantee ceases to provide Service due to his or her death or disability (within the meaning of Section 22(e)(3) of the Code) and the Company has not terminated the Grantee for Cause, this option will terminate on the earlier of (1) 5:00 p.m. ET on the date that is exactly 1 year after the Grantee ceases to provide Service due to his or her death or disability and (2) the Final Exercise Date.

(c)
Certain Other Terminations. If the Grantee ceases to provide Service for any reason other than due to his or her death or disability (within the meaning of Section 22(e)(3) of the Code) and the Company has not terminated the Grantee for Cause, this option will terminate on the earlier of (1) 5:00 p.m. ET on the date that is exactly 3 months after the Grantee ceases to provide Service and (2) the Final Exercise Date. Notwithstanding the foregoing, if the Grantee violates the non-competition, confidentiality or non-solicitation provisions of any employment contract, confidentiality and nondisclosure agreement, or other agreement between the Grantee and the Company, this option will terminate immediately upon such violation.

5.	Termination - Directors.

The termination provisions in this section apply to Grantees who are Outside Directors of the Company as of the Grant Date.

(a)
3+ Years of Service. If the Grantee ceases to provide Service and at such time has completed three or more full years of Service as a member of the Board, this option will terminate on the Final Exercise Date.

(b)
< 3 Years of Service. If the Grantee ceases to provide Service and at such time has completed less than three full years of Service as a member of the Board, this option will terminate on the earlier of (1) 5:00 p.m. ET on the date that is exactly 3 months after the Grantee ceases to provide Service and (2) the Final Exercise Date.

6.	Transfer Restrictions.

This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Grantee, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and during the lifetime of the Grantee this option shall be exercisable only by the Grantee. If the Option Type listed above is “Non-qualified Stock Option” or “NQ,” then this option may be transferred pursuant to a domestic relations order in settlement of marital property rights.

7.	Disqualifying Dispositions of Incentive Stock Option Shares.

If the Option Type listed above is “Incentive Stock Option” or “ISO,” the Grantee understands that in order to obtain the benefits of an incentive stock option under Section 422 of the Code, among other conditions, no sale or other disposition may be made of any Shares acquired upon exercise of this option within 1 year after such Shares were acquired pursuant to such exercise, nor within 2 years after the Grant Date. If the Grantee intends to dispose, or does dispose (whether by sale, exchange, gift, transfer or otherwise, including “sell-to-cover” dispositions), of any such Shares within said periods, the Grantee must notify the Company about such disposition in writing within 10 days after such disposition, and provide any other information regarding such disposition that the Company may require.

8.	Grant Limitations.

The Plan is established voluntarily by the Company and it is discretionary in nature. Participation in the Plan is voluntary. This grant and any other awards under the Plan are voluntary and occasional and do not create any contractual or other right to receive future awards or benefits in lieu of any awards, even if similar awards have been granted repeatedly in the past. This grant and the underlying Shares, and any income derived from them, are not paid in lieu of and are not intended to replace any pension rights or compensation and are not part of normal or expected compensation or salary for any purposes, including calculating any termination, severance, resignation, redundancy, dismissal, end of service payments, bonuses, long-service awards, life or accidental insurance benefits, pension or retirement or welfare benefits or similar payments.

9.	Governing Law and Venue.

This grant and agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, United States of America, without regard to its conflict of law provisions. The Grantee agrees to the exclusive jurisdiction of the United States District Court for the District of Delaware or the Delaware Superior Court, New Castle County for any dispute or proceeding relating to this grant or agreement.

IN WITNESS WHEREOF, the Company has executed this agreement through its duly authorized officer.

NxStage Medical, Inc.

By:
Jeffrey H. Burbank
Chief Executive Officer
Grantee’s Acceptance

The undersigned hereby accepts the terms of this agreement and acknowledges receipt of a copy of the Company’s 2014 Omnibus Incentive Plan and related prospectus.

Grantee: /s/ <first_name> <middle_name> <last_name>
Address:

<address_1>
<address_2>
<city>, <state>
<zip>
<country>
Schedule A to Stock Option Agreement

Subject to the terms of this Stock Option Agreement and the Plan, this option will become exercisable (“vest”) for the Shares and on the dates indicated on this Schedule A, provided that the Grantee continues to provide Service to the Company or an Affiliate on such dates and has provided Service at all times since the Grant Date:

<vesting_schedule>
Schedule B to Stock Option Agreement

Terms and Conditions

This Schedule B includes additional terms and conditions that govern this grant under the Plan if the Grantee works in one of the countries listed below. If the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently working, is considered a resident of another country for local law purposes or if the Grantee transfers employment or residency between countries after the Grant Date, the Company will, in its discretion, determine the extent to which the terms and conditions herein will be applicable to the Grantee.

ALL NON-U.S. COUNTRIES

Data Privacy

The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this agreement and any other grant materials by and among, as applicable, the Grantee’s employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.
The Grantee understands that the Grantee’s employer, the Company and any Affiliate may hold certain personal information about the Grantee, including but not limited to his or her name, home address, telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company and details of all grants or any other entitlements to shares of stock awarded, cancelled, vested, unvested, or outstanding in the Grantee’s favor (“Data”), for the exclusive purpose of implementing, administering or managing the Plan. Certain Data may also constitute “sensitive personal data” within the meaning of applicable local law. Such Data includes, but is not limited to, the information provided above and any changes thereto and other appropriate personal and financial data about the Grantee. The Grantee hereby provides explicit consent to the Grantee’s employer, the Company and any Affiliate to process any such Data.

The Grantee understands that Data will be transferred to Charles Schwab & Co, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Grantee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Grantee authorizes the Company, Charles Schwab & Co and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Grantee understands that he or she is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke his or her consent, his or her employment status or service and career with the Grantee’s employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Grantee’s consent is that the Company would not be able to provide the Grantee with grants or other equity awards or administer or maintain such awards. Therefore, the Grantee understands that refusing or withdrawing his or her consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact his or her local human resources representative.

Form of Payment

Due to legal restrictions outside the U.S., the Grantee is not permitted to surrender Shares that the Grantee already owns to pay any exercise price of this grant or to satisfy any tax obligations in connection with this grant.